UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 29, 2006

WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO       80903
(Address of Principal Executive Offices)                                       (Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Material Definitive Agreement

On June 29, 2006, Westmoreland Coal Company (the “Company”) entered in to an agreement to acquire and concurrently closed the acquisition of a 50 percent partnership interest in the 230 MW Roanoke Valley (“ROVA”) power project located in Weldon, North Carolina from a subsidiary of E.ON U.S. LLC – formerly LG&E Energy LLC. The acquired 50 percent interest, together with the 50 percent interest which the Company owned prior to this acquisition, brings the Company’s ownership interest in the ROVA project to 100 percent. As part of the same agreement and concurrent transaction, the Company acquired certain additional assets from LG&E Power Services LLC, a subsidiary of E.ON U.S., consisting primarily of contracts under which the Company will now operate and provide maintenance services to the ROVA project and four other power plants in Virginia.

The acquisition, originally announced in August 2004, had been delayed due to litigation brought by Virginia Electric and Power Company, doing business in North Carolina as Dominion North Carolina Power (“Dominion”), the sole electric power customer of ROVA, challenging Westmoreland’s right to purchase E.ON’s interests in ROVA without those interests first being offered to Dominion at the same price. That litigation has been settled as part of the transaction.

A news release announcing the closing of the transaction on June 29, 2006 is attached as Exhibit 99.1.

Item 2.01.    Significant Acquisitions or Dispositions

On June 29, 2006 the Company completed the acquisition of a 50 percent partnership interest in the 230 MW Roanoke Valley (“ROVA”) power project located in Weldon, North Carolina from a subsidiary of E.ON U.S. LLC – formerly LG&E Energy LLC. As a result, the Company now owns 100 percent of the two-unit, coal-fired project.

The Company has also acquired certain additional assets including operating agreements from LG&E Power Services LLC, another subsidiary of E.ON U.S., under which it will now operate and provide maintenance services to the ROVA project and four other power plants in Virginia.

The Company paid $35 million in cash at closing, which includes replacement of collateral for project debt repayment in the amount of $5 million, and the assumption, through the Westmoreland subsidiary purchasing the ROVA interest, of E.ON U.S.’s share of non-recourse project debt in the amount of $85.5 million. The $35 million also includes $1.5 million in transaction fees and a $2.5 million fee to Dominion in exchange for its agreement to waive its claim to a right of first refusal to acquire E.ON U.S.’s interest in ROVA.

The Company plans to treat the Acquisition as a purchase for accounting purposes. The assets and liabilities of the general partnership that owns 100% of ROVA will be included in the consolidated balance sheet of the Company. The Company has not included the financial statements of the business acquired, as described in Item 2 of this Current Report on Form 8K, and will file such financial statements not later than 71 days after this Current Report on Form 8K is due by an amendment hereto.

A news release announcing the closing of the transaction is attached as Exhibit 99.1.

Item 2.03.    Direct Financial Obligations or Off-Balance Sheet Obligations

The Company has financed the acquisition from corporate funds and a $30 million bridge loan facility from SOF Investments, LP (“SOF”). The bridge loan has a one-year term extendable to four years at the option of the Company. The loan has an interest rate of LIBOR plus 400 basis points and included a 1% closing fee. If the Company chooses to extend the loan beyond its initial one-year term, it will issue 150,000 warrants for the Company’s Common Stock to SOF at a premium of 15% to the then current stock price. These warrants are exercisable for a three-year period from the date of issuance. The Company also used $5 million under its revolving line of credit with First Interstate Bank for the acquisition.

The $30 million loan by SOF is secured by a pledge of the semi-annual cash distributions from ROVA commencing in January 2007 as well as pledges from the Company’s subsidiaries that directly or indirectly acquired the operating agreements.

Item 9.01.    Financial Statements and Exhibits

          (c)   Exhibits

                 Exhibit 99.1 - Press release dated June 29, 2006

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: July 6, 2006	By: /s/ David J. Blair
David J. Blair
Chief Financial Officer
(A Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 29, 2006